Exhibit 8.2



                        Opinion of Pitney, Hardin, Kipp &
         Szuch regarding certain tax matters relating to the transaction


                                                             May 19, 1998



BankAtlantic Bancorp, Inc.
1750 E. Sunrise Boulevard
Fort Lauderdale, Florida 33304

BCP Acquisition Corporation
1750 E. Sunrise Boulevard
Fort Lauderdale, Florida 33304

Ryan, Beck & Co., Inc.
220 South Orange Avenue
Livingston, New Jersey 07039-5817

Ladies and Gentlemen:

         We have acted as special counsel in connection with the planned merger (the "Merger") of Ryan, Beck & Co., Inc., a corporation organized under the laws of New Jersey ("Ryan, Beck"), with and into BCP Acquisition Corporation, a corporation organized under the laws of New Jersey ("BCP"), which is a wholly-owned subsidiary of BankAtlantic Bancorp, Inc., a corporation organized under the laws of Florida ("Bancorp"), pursuant to the Acquisition Agreement, dated as of February 9, 1998, by and among Bancorp, BCP and Ryan, Beck. Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger

         We have assumed with your consent that:

         (a) the Merger will be effected in accordance with the Acquisition Agreement, and



         (b) the representations contained in the letters of representation from Ryan, Beck, BankAtlantic and BCP to us dated May 19, 1998 will be true at the Effective Time.



         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

                  (i) no gain or loss will be recognized for federal income tax purposes by Ryan, Beck stockholders upon the exchange in the Merger of shares of Ryan, Beck stock solely for Bancorp stock (except with respect to cash received in lieu of a fractional share interest in Bancorp stock);

                  (ii) the basis of Bancorp stock received in the Merger by Ryan, Beck stockholders (including the basis of any fractional share interest in Bancorp stock) will be the same as the basis of the shares of Ryan, Beck stock surrendered in exchange therefor;

                  (iii) the holding period of Bancorp stock received in the Merger by Ryan, Beck stockholders (including the holding period of any fractional share interest in Bancorp stock) will include the period during which the shares of Ryan, Beck stock surrendered in exchange therefor were held by the Ryan, Beck stockholder, provided such shares of Ryan, Beck stock were held as capital assets; and

                  (iv) cash received by a holder of Ryan, Beck stock in lieu of a fractional share interest in Bancorp stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Ryan, Beck stock allocable to the fractional share interest.

         The tax consequences described above may not be applicable to Ryan, Beck stockholders that acquired the stock of Ryan, Beck pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold Ryan, Beck stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

         We hereby consent to the reference to us under the heading "The Proposed Merger -- Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                    Very truly yours,



                                                    PITNEY, HARDIN, KIPP & SZUCH